Exhibit 99.2

October 18, 2024

ChowChow Cloud International Holdings Limited

4th Floor, Harbour Place

103 South Church Street, Grand Cayman

PO Box 10240, KY1-1002, Cayman Islands

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of ChowChow Cloud International Holdings Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

* * *

Sincerely yours,

/s/ Tsang Chi Hon
Name: Tsang Chi Hon

[Signature Page to Consent of Director]